As filed with the Securities and Exchange Commission on March 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NABRIVA THERAPEUTICS PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay,
IFSC, Dublin 1, Ireland (Address of Principal Executive Offices)	Not applicable (Zip Code)

2019 Inducement Share Incentive Plan

2017 Share Incentive Plan

(Full Title of the Plan)

Theodore Schroeder
Chief Executive Officer
Nabriva Therapeutics plc
1000 Continental Drive, Suite 600

King of Prussia, PA 19406

(610) 816-6640

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Brian A. Johnson Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 (212) 230-8800	Robert Crotty General Counsel Nabriva Therapeutics plc 1000 Continental Drive, Suite 600 King of Prussia, PA 19406 (610) 816-6640

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, nominal value $0.01 per share	2,000,000 shares		$2.26	(2)	$4,520,000	(2)	$547.83
Ordinary Shares, nominal value $0.01 per share	2,000,000 shares	(3)	$2.26	(2)	$4,520,000	(2)	$547.83

(1)                                 In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $2.26, the average of the high and low sale price of the registrant’s Ordinary Shares on the Nasdaq Global Market on March 6, 2019, in accordance with Rule 457(c) under the Securities Act.

(3)                                 Reflects Ordinary Shares added to the 2017 Share Incentive Plan as of January 1, 2019, pursuant to such plan’s evergreen provision.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.   Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).   The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the registrant’s ordinary shares included under the caption “Description of the Ordinary Shares” in the prospectus dated May 23, 2017, which was filed on May 23, 2017 and is part of the Registration Statement on Form S-4 originally filed with the Commission on April 14, 2017 (Registration no. 333-217315), including any amendments or supplements thereto.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The articles of association of the registrant contain indemnification for the benefit of its directors, company secretary and executive officers (and those of other group entities and affiliates) to the fullest extent permitted by Irish law. However, as to the directors and company secretary of the registrant, this indemnity is limited under Irish law, which provides that a company may not exempt its directors or company secretary from liability for any negligence, default, breach of duty or breach of trust. The Irish Companies Act prescribes that an advance commitment to indemnify only permits a company to pay the costs or to discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and its director or company secretary. This restriction does not apply to the registrant’s executive officers who are not members of its Board of Directors or its company secretary.

The registrant has entered into indemnification agreements with each of its directors and officers. Subject to the provisions of the Irish Companies Act, these indemnification agreements require the registrant, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the registrant’s request.

The registrant provides directors’ and officers’ liability insurance for its directors and executive officers against civil liabilities, which they may incur in connection with their activities on its behalf, including insurance coverage against liabilities under the Securities Act.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Number	Description

4.1

Memorandum and Articles of Association of the registrant (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the Commission on June 26, 2017 (File No. 001-38132))

5.1	Opinion of A&L Goodbody

23.1	Consent of A&L Goodbody (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Auditors

24	Power of attorney (included on the signature pages of this registration statement)

99.1	2019 Inducement Share Incentive Plan

99.2

2017 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the Commission on November 9, 2017 (File No. 001-37558))

Item 9.   Undertakings.

1.             The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ireland, on March 12, 2019.

NABRIVA THERAPEUTICS PLC

By:	/s/ Theodore Schroeder
Theodore Schroeder
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Nabriva Therapeutics plc, hereby severally constitute and appoint Theodore Schroeder and Gary Sender, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Nabriva Therapeutics plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Theodore Schroeder	Chief Executive Officer and Director	March 12, 2019
Theodore Schroeder	(Principal Executive Officer)

/s/ Gary Sender	Chief Financial Officer	March 12, 2019
Gary Sender	(Principal Financial and Accounting Officer)

/s/ Daniel Burgess	Chairman of the Board	March 12, 2019
Daniel Burgess

/s/ Colin Broom	Director	March 12, 2019
Colin Broom

/s/ George H. Talbot	Director	March 12, 2019
George H. Talbot

/s/ Charles Rowland, Jr.	Director	March 12, 2019
Charles Rowland, Jr.

/s/ Stephen Webster	Director	March 12, 2019
Stephen Webster

/s/ Mark Corrigan	Director	March 12, 2019
Mark Corrigan

/s/ Carrie Bourdow	Director	March 12, 2019
Carrie Bourdow

NABRIVA THERAPEUTICS PLC Authorized Representative in the United States

By:	/s/ Theodore Schroeder
Name:	Theodore Schroeder
Title:	Chief Executive Officer